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                                                                  EXHIBIT 3.1(b)

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        BBC GRAPHICS OF PALM BEACH, INC.

         Pursuant to Section 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of BBC Graphics of Palm Beach, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the Florida Business Corporation Act, bearing Document #P99000050249, is hereby amended as follows:

FIRST:            Replace Article III with the following:

                                   ARTICLE III

                  The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 103,000,000 shares consisting of 100,000,000 shares of common stock, par value $.001 per share, and 3,000,000 shares of preferred stock, par value $.001 per share. Series of the preferred stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given.

                  Effective as of the effective date of this Amendment, each 1 share of common stock, $1.00 par value per share, outstanding before the effective date of this Amendment will be changed into 50,000 fully paid and nonassessable shares of common stock, $.001 par value per share; and that after the effective date of this Amendment, each holder of record of one or more certificates representing shares of the old common stock shall be entitled to receive one or more certificates representing the increased number of shares of new common stock on surrender of the holder's old certificates for cancellation.

James M. Schneider, Esq.
Florida Bar No. 214388
Atlas Pearlman, P.A.
Suite 1700
350 East Las Olas Boulevard
Ft. Lauderdale, FL  33301   (954) 763-1200





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SECOND:           Replace Article VII with the following:

                                   ARTICLE VII

                  The number of directors of this Corporation shall be at least one, as may from time to time be set by the Board of Directors.

THIRD:            Add the following as Article XI:

                                   ARTICLE XI

                  This Corporation expressly elects not to be governed by
                  Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

FOURTH:           Add the following as Article XII:

                                   ARTICLE XII

                  This Corporation expressly elects not to be governed by
                  Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

FIFTH:            Add the following as Article XIII:

                                  ARTICLE XIII

                  This Corporation may indemnify any director, officer, employee or agent of the Corporation to the fullest extent permitted by Florida law.

         This Amendment was adopted as of the 21st day of December, 2000, by written consent of all of the members of the Board of Directors and approved by written consent of the holders of a majority of the outstanding stock of the Corporation as of the 21st day of December, 2000. Therefore, the number of votes cast for this Amendment was sufficient for approval.

         IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer.

         Signed, this 21st day of December, 2000.

                                             BBC GRAPHICS OF PALM BEACH, INC.



                                             /s/ Suzanne Brady
                                             -----------------------------------
                                                 Suzanne Brady, President




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